Exhibit 99.1

Contacts:

Rush Enterprises, Inc.

Steven L. Keller, 830-302-5226

or

MCT Holdings, LLC

Bill Willett, 402-895-5500

RUSH ENTERPRISES AND MCT COMPANIES TO FORM STRATEGIC JOINT VENTURE

NEW BRAUNFELS, Texas, and OMAHA, Nebraska, July 23, 2026 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that it has signed an agreement to form a joint venture with MCT Companies, one of the largest Carrier Transicold dealers in the United States. The joint venture will enhance service capabilities for refrigerated transportation customers through continued investment in technology and operations.

Rush Enterprises, Inc. and an affiliate of MCT Companies will each own 50 percent of the new joint venture entity, which will operate MCT Companies’ network of truck, trailer and rail refrigeration and auxiliary power unit dealerships throughout the Midwest and on both the East and West Coasts. The formation of the joint venture is subject to customary closing conditions, but the parties expect the transaction to close during the third quarter of 2026. The joint venture will be named MCT Holdings, LLC, and will be led by Bill Willett as Chief Executive Officer and President. For financial reporting purposes, Rush Enterprises does not intend to consolidate the joint venture within its Truck Segment or any other operating segment. MCT Companies owns and operates a network of 17 Carrier Transicold full-service dealerships and 3 mobile service locations strategically located across the refrigerated freight market in California, Nebraska, Kansas, North Carolina, South Carolina and Virginia.

“This joint venture represents an important step in Rush Enterprises' strategy to expand our presence in adjacent segments of the commercial vehicle market while delivering even greater value to our customers,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Bill Willett and the MCT team have built a successful and respected Carrier Transicold dealership network, and we are excited to partner with them to continue building on that success. By combining both Rush Enterprises' and MCT’s technology, operating systems and scale with MCT Companies' deep operational expertise, we believe this joint venture will strengthen our ability to support refrigerated transportation customers and position the joint venture for continued growth. Just as importantly, it reflects our disciplined approach to investing in businesses that complement our core commercial vehicle dealership operations, deepen customer relationships, enable a more balanced business that helps moderate the cyclicity of the commercial truck market, and create long-term shareholder value through revenue diversification and operational excellence,” Rush stated. “We are excited to join the Carrier Transicold dealer family through our investment in the joint venture. Carrier Transicold is an industry leader with cutting-edge technologies that manufactures premium cooling and refrigeration products that our commercial vehicle customers are already familiar with. We believe that the relationship with Carrier Transicold aligns and strengthens our premium brand and best-in-class franchise strategy as it relates to achieving growth through investments in adjacent businesses,” Rush added.

“We are excited to partner with Rush Enterprises, the largest truck dealer in North America. This joint venture provides us with access to additional capital and operational resources that will help accelerate our long-term growth strategy. Most importantly, it will enable us to better serve our customers by expanding our service capabilities, investing in our facilities and technicians, and delivering the responsiveness and uptime they depend on to keep their refrigerated fleets operating,” said Bill Willett, Chief Executive Officer of MCT Companies. “We look forward to working alongside the Rush Enterprises team as we continue building and strengthening our Carrier Transicold dealership network,” Willett added.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 160 locations in 24 states and Ontario, Canada. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, and leasing and rental solutions. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle modification and up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com and www.rushenterprises.com, on X @rushtruckcenter, Facebook.com/rushtruckcenters and www.linkedin.com/company/rushenterprises-inc.

About MCT Companies

MCT Companies has been in business since 1986 and is one of the largest Carrier Transicold dealers in the United States. MCT employs over 220 people and operates 17 full-service locations, and 3 mobile service locations in California, Nebraska, Kansas, North Carolina, South Carolina and Virginia. The company is authorized to sell Carrier Transicold truck, trailer and rail refrigeration and auxiliary power units, which it provides to the transportation industry. In addition, MCT sells parts and provides service at each of its dealership locations, operates a mobile service fleet and provides refrigerated trailer rentals. In 2024, MCT Companies was named the Dealer of the Year for the United States and Canada by Carrier Transicold.

Certain statements contained herein, including those concerning the formation of the joint venture, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, unanticipated difficulties achieving the customary closing conditions to which the transaction remains subject, economic conditions in the refrigeration and auxiliary power unit market or commercial vehicle markets, customer relations, relationships with vendors, one-time events and other factors described herein and in filings made by Rush Enterprises, Inc. with the Securities and Exchange Commission.